UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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On May 11, 2009, Warner Chilcott Limited (the “Company”) held a conference call to review its financial results for the quarter ended March 31, 2009. A copy of the script for the conference call follows.

Important Information for Stockholders

This communication is for informational purposes only and is not a substitute for the proxy statement that the Company intends to file with the SEC.

Investors and stockholders are urged to read such proxy statement and any related documents when they become available because they will contain important information about the proposed transaction.

Investors and stockholders may obtain these documents when they become available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by or on behalf of the Company will be available free of charge by contacting Warner Chilcott Limited at (973) 442-3281 or by emailing rfuhrmann@wcrx.com.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the proposed transaction. Information about the Company’s directors and executive officers is available on the internet at www.wcrx.com. Additional information regarding the interests of such potential participants in a proxy solicitation will be included in any proxy solicitation statement and other related documents that may be filed by the Company with the SEC.

Forward Looking Statements

This communication contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness;

competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Paul Herendeen:

Good morning everyone and thank you for joining the call. Earlier this morning we issued a press release that details our first quarter 2009 results, as well as one announcing the proposed redomicile of the Company to Ireland. Hopefully you’ve all had a chance to review each of them. Copies of that press release are available on our Company’s website.

Roger and I would like to take a few moments to provide some additional comments with regard the proposed redomicile and our first quarter activities and financial results, which will be followed by a Q&A period.

Before doing that, let me point out that this call will include forward-looking statements. These statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially from such statements. These risks and uncertainties are discussed in our 2008 Form 10-K which is on file with the SEC and available on its website. The forward-looking statements made during this call are made only as of the date of this call, and the Company undertakes no obligation to update such statements to reflect subsequent events or circumstances.

In addition, we may make certain references during the course of this call to non-GAAP financial measures as defined by the SEC regulations. In accordance with these regulations, we have provided reconciliations of these measures in our press release issued this morning to what we believe are the most directly comparable GAAP measures.

With that, let me turn things over to Roger Boissonneault, our President and CEO….

Roger Boissonneault:

Good morning everyone and thanks for joining us. I will provide a brief update of our accomplishments in the first quarter before turning it back to Paul who will provide an overview of the proposed redomicile of the Company announced this morning and cover our first quarter financial results.

We had a very active start to 2009. In addition to posting solid financial results in the quarter, we also achieved a number of significant objectives. First, we settled the ongoing patent challenges on both LOESTRIN 24 and FEMCON. Our settlement covering LOESTRIN 24 allows Watson into the market with a generic to LOESTRIN 24 in January 2014, six months ahead of the patent’s original expiration date. We believe this was a very good outcome for us. And it was actually late 2008 when we announced our settlement of the primary patent challenge surrounding FEMCON, allowing TEVA to enter the market with a generic to FEMCON in July 2012 or earlier under certain circumstances. In late March 2009, we filed an NDA for our new LOW DOSE oral contraceptive, and, if all goes well we could be in a position to launch the LOW DOSE OC in the first half of 2010. With the settlements in place and the NDA filed for our new LOW DOSE product we…and you…now have better visibility into the composition of our hormonal contraception product portfolio.

In the near term…our priority is…more than ever…LOESTRIN 24. During Q109 we consolidated our field sales forces that focus on women’s healthcare to one sales force with roughly 260 territories. The vast majority of those 260 women’s healthcare territories have LOESTRIN 24 as their #1 priority. The other focus, although secondary to LOESTRIN 24, is on the opportunity we see for continued growth of ESTRACE CREAM. As we mentioned on our financial guidance call in January, we increased our promotional activities for ESTRACE CREAM in early 2009 to augment the sampling program previously supporting the product. We believe that this will continue to have a positive effect on the net sales of the product.

Our priority is expected to remain on LOESTRIN 24 until the launch of the LOW DOSE product sometime next year. Thereafter, we plan to shift our emphasis to the LOW DOSE product and continue to focus on growing our share of the new start hormonal contraceptive market.

Shifting gears to our dermatology portfolio…we continue to be very pleased with the growth trajectory of DORYX 150. Our dermatology sales force began actively promoting DORYX 150 in mid-July, and today the 150 mg accounts for over 75% of new prescriptions for the DORYX franchise. During the quarter we initiated a loyalty card program in support of our sales force’s promotion of DORYX 150…with excellent results. Since the launch of the loyalty card in late January…new prescriptions for the DORYX franchise are up nearly 40% compared to the same time period in 2008.

During the quarter we received a response from the FDA to our citizen petition. The FDA took the position that a 30-month stay would not apply to the approval of the ANDAs referencing the DORYX 100 and 75 mg strengths that were filed prior to the listing of the 161 patent under the transition rules. We do believe, however, that the FDA will stay for up to 30 months the approval of two ANDAs referencing DORYX 150 submitted after the listing of the 161 patent, while our lawsuits are pending in district court.

Also during the 4th quarter of 2008 and 1st quarter of 2009, we completed the acquisition of rights to two products for erectile dysfunction…a topical alprostadil cream from NexMed and a PDE5 inhibitor from Dong-a. With these two transactions we continue to expand our product development pipeline…leveraging what we believe is our strength in clinical development and regulatory affairs. We are on track to start the Phase III trials for the udenafil product in the second half of this year. We continue to work through the FDA’s specific issues with respect to the alprostadil product. We hope to be able to give you a better sense of where we are with the topical product in the latter part of this year. Successful development of these products will enable us to expand into another attractive area…erectile dysfunction by focusing our promotional efforts on urologists and high value primary care targets.

We made progress on several of our other internal product development projects during the quarter. The treatment phase of the Phase 3 clinical trial for the oral contraceptive that we licensed to Watson was completed in January and we anticipate submitting an NDA for that product in the second half of this year. Upon the launch of that product, we will receive a royalty from Watson based on net sales.

Finally, we continue to make progress in our development of an oral antibiotic for the treatment of acne.

Let me now turn things over to Paul to discuss the proposed redomicile and to take you through the financial results for the quarter.

Paul Herendeen:

Before I take you through the first quarter results, I would like to provide some details on the proposed redomicile of the Company announced this morning. Our board of directors has unanimously approved a scheme of arrangement that, if approved by our shareholders and the Supreme Court of Bermuda, will result in the creation of a newly formed public holding company organized in, and a tax resident of, Ireland, which will replace the existing public holding company. As was stated in our press release this morning, we believe that redomiciling the Company from Bermuda to Ireland offers our shareholders several advantages, including a stable long-term legal and regulatory environment based on Ireland’s strong international relationships as a member of the European Union, its long history of international investment and its robust network of tax treaties with other European Union member states, the United States and other countries.

We do not expect that, if approved, the reorganization would have any material impact on the Company’s financial results. The Company would continue to be registered with the SEC, file financial statements in accordance with US GAAP and be subject to the same SEC reporting requirements. The Company’s common stock would continue to trade on the NASDAQ under the ticker symbol “WCRX”. Full details of the proposed transaction, the associated benefits and risks, and the special meeting of shareholders that will be held to approve the reorganization, will be provided to shareholders in a proxy statement expected to be filed in the near future with the SEC. Investors and stockholders are urged to read the proxy statement and any other related documents filed with the SEC carefully in their entirety when they become available, because they will contain important information about the proposed transaction.

As the proxy statement will address the proposed redomicile in detail, Roger and I will not entertain questions relating to the proposed redomicile during the Q&A session . . . although we will of course be happy to address other questions relating the Company’s first quarter financial results and operations.

Now, let me turn to our results for the first quarter 2009….

Our first quarter revenue increased 7.2% to $246.0 million compared to the first quarter of 2008. The increased sales were led by increases in DORYX, LOESTRIN 24 and ESTRACE CREAM.

Sales of our OCs increased 12.5% this quarter versus the first quarter of 2008 primarily driven by sales of LOESTRIN 24. LOESTRIN 24 contributed $52.4 million of net sales in the first quarter, up 11.7% over the prior year quarter, primarily due to an 8.1% increase in filled prescriptions in Q109 compared with Q108 as well as higher average selling prices offset, in part, by the impact of higher sales-related deductions in the first quarter as compared to the prior year quarter.

FEMCON generated net sales of $12.9 million in the first quarter of 2009, representing an increase of 20.2% over the same prior year period, primarily due to a 15.8% increase in filled prescriptions and higher average selling prices.

Turning to our dermatology portfolio…revenues of our dermatology products increased 9.3%, or $9.8 million, in the first quarter of 2009 compared to the prior year quarter. The growth was led mainly by increased sales of DORYX and, more specifically, sales of DORYX 150 mg.

Net sales of DORYX increased $15.3 million, or 43.4%, in the first quarter compared to the prior year quarter, primarily due to a 22.6% increase in filled prescriptions and higher average selling prices. Since the beginning of 2009 and using weekly prescription data, the average period over same period growth for new prescriptions of DORYX has been over 30%. Our emphasis continues to be

DORYX 150. As Roger mentioned…in the first quarter, we launched a customer loyalty card which not only helped us shift an increasing percentage of the DORYX franchise to the 150 mg strength but also accelerated the growth of DORYX. Although this program does decrease our net sales value per script for DORYX 150, the program is profitable for us at the margin. For you model builders out there…our net sales per DORYX 150 RX was approximately $300 in Q109. As Roger mentioned, based on last week’s IMS data, DORYX 150 represented over 75% of the new prescriptions and over 69% of the total DORYX franchise.

TACLONEX net sales decreased slightly in the first quarter as compared to the first quarter of 2008. Filled prescriptions for TACLONEX, on a per gram basis, were essentially flat. The decrease was due to higher sales related deductions in the first quarter of 2009 and a contraction of pipeline inventories relative to the prior year quarter offset, in part, by higher average selling prices. We believe that TACLONEX will be a growth driver for us in 2009. We have promotional activities ongoing and plans for TACLONEX that we believe will assist in driving that growth including the initiation of a loyalty card program. While these promotional activities are centered on our called-on universe of dermatologists and high prescribing physicians, we also believe additional growth for TACLONEX will come from within the GP/FP community. We don’t directly promote to the GP/FP community, but rather the message of TACLONEX is often delivered to these doctors by patients who are currently using the product.

As anticipated, the net sales of DOVONEX decreased 15.6% in the first quarter of 2009 compared to the prior year quarter primarily due to a 24.6% reduction in filled prescriptions and increases in sales-related deductions offset partially by higher average selling prices. The decline, which is anticipated to continue through 2009, is attributed to competition from other therapies as well as the introduction of generic versions of DOVONEX solution.

Sales of our hormone therapy products increased $0.6 million in Q109 compared to the prior period quarter. The increase is primarily due to an increase in sales of ESTRACE CREAM of $4.0 million, or 20.7%, resulting from a 15.4% increase in filled prescriptions in Q109 compared to Q108. As Roger mentioned, we increased our promotional activities for ESTRACE CREAM in early 2009 which we believe will have a continued positive effect on the net sales of the product. Net sales of FEMHRT in the first quarter of 2009 decreased $3.3 million compared to the prior year quarter due to a 14.7% decline in prescriptions and higher sales-related deductions partially offset by price increases.

Our gross profit margin, as a percentage of total revenue, was 80.2% in the first quarter which represents an increase from 79.2% in the prior year quarter.

Reported SG&A expenses for the quarter were $46.8 million, a decrease of $8.4 million, or 15.3%, compared with Q108. Selling and distribution expenses, the expenses associated with our field sales forces, decreased $0.7 million due primarily to a reduction in our field sales forces compared to the prior year quarter. During 1Q09, we continued an ongoing process of optimizing our field sales forces and our new target configuration as of April 1st calls for a total of approximately 330 territories. The 260 territories in support of women’s healthcare that Roger discussed in his comments, and 70 territories in dermatology. Advertising and promotion expenses decreased $9.5 million, or 55.5%, in the quarter compared to the prior year quarter primarily due to decreased DTC spending. You’ll recall that the tail-end of our consumer advertising spend for LOESTRIN 24 was finishing up in Q108. General and administrative expenses increased by $1.8 million, or 12.8%, in the first quarter of 2009 as compared to the prior year quarter primarily as a result of increased compensation expenses, including non-cash stock-based compensation, and an increase in professional fees.

R&D expense in the quarter was $23.9 million, which includes a $9.0 million development milestone payment related to the udenafil product from Dong-A for the treatment of erectile dysfunction. In addition, the $2.5 million expense associated with the purchase of the U.S. rights to NexMed’s topical ED product was also recognized as a first quarter 2009 R&D expense. As a reminder, our 2009 guidance anticipates increased R&D expenses, in the range of $77 to $80 million, which includes a total of $15.5 million of anticipated milestone payments. As a result of the payments I just mentioned, roughly $4.0 of anticipated milestone payments remain in our guidance for the balance of 2009.

Turning to amortization….which totaled $57.0 million in the first quarter of 2009. As we’ve noted in the past, in computing cash net income we add back the after tax impact of amortization. Our forecast for aggregate scheduled amortization for 2009 based on current assumptions is $228 million, reducing to $161 million in 2010, and $131 million in 2011.

Net interest expense for the first quarter was $18.0 million. During the quarter we made an optional prepayment of $100.0 million under our senior secured facility and ended the quarter with a debt balance of $861 million comprised of $481 million of bank term debt and $380 million of 8 3/4% senior subordinated notes.

Our reported GAAP net income in the first quarter of 2009 was $43.3 million. In arriving at cash net income, we add back the after-tax impact of book amortization of intangible assets and the amortization of deferred loan fees. We add these items back at the marginal tax rates specific to each item in each period. For 1Q09 the marginal tax rate for amortization of intangibles was 8.4% and the rate for deferred loan fees was 16%. Cash net income for the quarter was $97.7 million, or $0.39 per share based on 250.6 million diluted Class A shares outstanding.

The reconciliation from GAAP net income to cash net income is included in the press release.

Turning to liquidity…we generated $105 million of cash from operating activities in the first quarter and ended the quarter with a balance in cash and cash equivalents of $30.3 million. As we have previously stated, in the absence of compelling opportunities to invest our free cash flow in strategic initiatives such as in-licensing opportunities, acquisitions or other internal product development activities, we expect to continue to use excess cash for delevering purposes.

For those debt holders on the call, we included a reconciliation of GAAP net income to adjusted EBITDA in our press release. Adjusted EBITDA using the bank / bond definition for 1Q09 was $143.8 million, a 20.8% increase compared to the prior year quarter.

Before turning to Q&A, let me update you on our financial guidance for the full year 2009.

Based on the actual results through the first quarter and the current outlook for the remainder of 2009, we are reaffirming our guidance with respect to total revenue in the range of $1.015 to $1.025 billion and cash net income of $1.55 to $1.60 per share.

We now expect that total SG&A for the year will be in the range of $203 to $212 million. The $4 million increase from our previous guidance relates primarily to the most current view of the expected spending across all three of our SG&A categories…selling expense, advertising and promotion and G&A. We are anticipating lower spending in A&P and Selling expense due to the reduction in the size of our field sales force. Offsetting that reduced spend is an increase in G&A expense related to increased professional fees for outside services related to the proposed redomicile of our company I mentioned earlier.

Offsetting the increased SG&A expense is a slightly lower than anticipated GAAP corporate effective tax rate…however we remain in the mid-to-high teens guidance range we communicated to you back in January.

Using 251.4 million Class A common shares, the Company continues to expect cash net income per share to be in the range of $1.55 to $1.60 for the full year 2009.

As a reminder, the details of our 2009 financial guidance can be found at the end of the press release we issued earlier this morning.

Also, let me be clear about certain assumptions included in the updated guidance…

While we can not be certain if and when competition for the 75 and 100 mg strengths of DORYX will occur, our current guidance anticipates one or more generic competitors entering the market at some point in 2009. Said another way…at this time we would not anticipate any change to our full year 2009 financial guidance if generic versions of DORYX 75 mg and 100 mg were to enter the market in 2009.

Additionally, our guidance does not include the potential impact to reported earnings of any new licensing agreements with third parties, which could increase our R&D expense for the year. Also, only R&D milestones expected in 2009 under our existing agreements are included in our guidance at this time.

With that, we will take your questions.

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